Company Contact:   Richard Olicker
                                              President, Chief Operating Officer
                                              Arvind Dharia
                                              Chief Financial Officer
                                              Steven Madden, Ltd.
                                              (718) 446-1800

                  Investor Relations/Press:   Cara O'Brien/Lila Sharifian
                                              Financial Dynamics
                                              (212) 850-5600


FOR IMMEDIATE RELEASE
---------------------

     STEVEN MADDEN, LTD. ANNOUNCES FOURTH QUARTER AND 2003 YEAR END RESULTS

LONG ISLAND CITY, N.Y. - February 26, 2004 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced financial results for the fourth quarter and year ended December 31, 2003.

In line with previously announced expectations, annual net sales were $324.2 million compared with $326.1 million in 2002. Net income increased 3.1% to $20.5 million, or $1.45 per diluted share, on 14,139,000 diluted weighted average shares outstanding. In fiscal 2002, net income was $19.8 million, or $1.45 per diluted share, on 13,710,000 diluted weighted average shares outstanding.

Jamieson Karson, Chief Executive Officer, commented, "Although 2003 was a challenging year given the competitive retail environment and shifting industry trends, we are pleased with our overall performance, particularly as it follows a record breaking 2002. Importantly, we made significant progress in our efforts to position Steven Madden, Ltd. as a global lifestyle branded company. Specifically, during the year we diversified and expanded the business by adding the Candie's and UNIONBAY brands and took steps to broaden our international reach by extending distribution to Europe. Moreover, we accomplished all this while protecting the core elements of our business - significant brand equity, a flexible business model, and a healthy balance sheet."

Fourth quarter net sales were $71.1 million compared with $78.4 million in the comparable period of 2002. Net income was $2.6 million, or $0.18 per diluted share, versus $4.2 million, or $0.31 per diluted share, in the fourth quarter last year.

"Throughout 2003 we carefully controlled costs even while investing in infrastructure to support the growth in our operations, and this enabled us to maintain stable SG&A and gross margins for the full year," added Arvind Dharia, Chief Financial Officer. "Additionally, our financial position remains strong with $85.7 million in cash, cash equivalents, and investment securities, no debt, and total stockholders' equity of $159.2 million."

Retail revenues for the fourth quarter increased slightly to $28.9 million from $28.5 million in the year ago period and same-store sales decreased 3.3%. For the full year, retail revenues increased 4.0% to $95.5 million from $91.9 million in 2002 and same-store sales declined 3.9%. During 2003 six new locations were opened, bringing the total number of company-owned retail stores, including the Internet store, to 83 as of December 31, 2003.

During the fourth quarter, revenues from the wholesale business, comprised of the Company's seven brands, Steve Madden Womens, Steve Madden Mens, Stevies, l.e.i., Steven, Candie's, and UNIONBAY, were $42.2 million versus $49.9 million in the fourth quarter of 2002. For the full year, wholesale revenues were $228.7 million versus $234.3 million last year. As previously announced, the lower than anticipated sales in the wholesale division resulted from a highly promotional environment and increasing price competition as well as a sluggish fall selling season. In response, the Company acted aggressively to liquidate slower moving inventory and support the initiatives of its wholesale customers to clear products through the retail channel.

Commenting on the Company's fourth quarter and full year results, Richard Olicker, President and Chief Operating Officer, stated, "The end of the year proved to be challenging, particularly at the wholesale level. Not only did competition in the market intensify but trends in the footwear industry shifted. Specifically, our core customer changed the focus of her fashion direction from a traditional casual base into broader categories including dress, tailored and more at-once trend items. That said, we are proud of the fact that given our nimble operating model and our commitment to interpreting trends, we were able to evolve as well - and this enabled us to post stable sales.

"There were also key pockets of strength in the business throughout 2003. For example, our retail division continued to contribute in multiple ways: as a highly profitable operating segment, a strong brand building medium, and a very useful testing venue for new and innovative products. Additionally, we benefited from increasing success on the licensing front, recording a 19.6% increase in our other income line, and this bodes well for our plan to enhance efforts to leverage the Steve Madden brand name going forward."

Outlook for 2004
----------------
Following the close of 2003, and taking into account lessons from the fourth quarter, the Company carefully reevaluated internal projections. With respect to the full 2004 year, the Company is cautious about its prospects as it continues to integrate new divisions and transitions into new categories in the fashion footwear landscape. As part of this evolution, there are a number of factors that will have an important impact on the current outlook, including greater pricing pressure and a demanding markdown environment at wholesale, increased advertising to support our brands, and additional personnel to support existing and new divisions. Taking all of this into account, the Company anticipates that 2004 net sales will increase in the low-single digits over 2003 and diluted earnings per share will be in the range of $1.35 to $1.40.

Mr. Karson concluded, "Fiscal 2004 will be the continuation of a positive and exciting transition for Steven Madden, Ltd. and there are important steps we need to take to build the business responsibly and profitably. While we are therefore admittedly somewhat cautious in our near-term outlook, we remain firmly focused on our task to expand the business through diversifying both our product offering and distribution channels. Above all else, we are determined to deliver enhanced shareholder value over the long-term."

Interested shareholders are invited to listen to the fourth quarter and full year earnings conference call scheduled for today, Thursday, February 26, 2004, at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging on to http://www.firstcallevents.com/service/ajwz400689366gf12.html. An online archive will be available shortly after the call and will be accessible until March 11, 2004. Additionally, a replay of the call can be accessed by dialing (888) 274-8337 and will be available through March 1, 2004.

Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden Retail Stores, Department Stores, Apparel and Footwear Specialty Stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden & Stevies brands -- including eyewear, hosiery, and belts -- owns and operates one retail store under its Steven brand and is the licensee for l.e.i. Footwear, Candie's Footwear, and UNIONBAY Men's Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

                                 (Tables Follow)

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)


                                                    Three Months                Fiscal Year
                                                       Ended                       Ended
                                                    December 31,                December 31,
                                              ------------------------    ------------------------
                                                 2003          2002          2003          2002
                                              ----------    ----------    ----------    ----------
Net Sales                                     $   71,099    $   78,396    $  324,204    $  326,136
Cost of Sales                                     43,949        47,493       198,185       199,453
                                              ----------    ----------    ----------    ----------
Gross Profit                                      27,150        30,903       126,019       126,683
Commission and Licensing Fee Income                1,854         1,966         7,894         6,603
Operating Expenses                               (24,963)      (25,968)     (100,287)     (100,074)
                                              ----------    ----------    ----------    ----------
Income from Operations                             4,041         6,901        33,626        33,212
Interest and Other Income - Net                      475           446         1,693         1,216
                                              ----------    ----------    ----------    ----------
Income Before Provision for Income Taxes           4,516         7,347        35,319        34,428
Provision for Income Taxes                         1,964         3,129        14,865        14,587
                                              ----------    ----------    ----------    ----------
Net Income                                    $    2,552    $    4,218    $   20,454    $   19,841
                                              ==========    ==========    ==========    ==========


Basic Income Per Share                        $     0.19    $     0.33    $     1.58    $     1.58
                                              ==========    ==========    ==========    ==========
Diluted Income Per Share                      $     0.18    $     0.31    $     1.45    $     1.45
                                              ==========    ==========    ==========    ==========

Weighted Average Common Shares Outstanding:

Basic                                             13,148        12,747        12,985        12,595
                                              ==========    ==========    ==========    ==========
Diluted                                           14,370        13,810        14,139        13,710
                                              ==========    ==========    ==========    ==========









                                    ~ more ~

CONSOLIDATED BALANCE SHEET HIGHLIGHTS
(in thousands)


                              December 31,     December 31,
                              ------------     ------------
                                  2003             2002
                                  ----             ----
                              Consolidated     Consolidated
                              ------------     ------------
Cash and Cash Equivalents     $     53,073     $     56,713
Marketable Securities               32,659           22,510
Total Current Assets               121,995          105,354
Total Assets                       177,870          150,500
Total Current Liabilities           16,855           18,893
Total Stockholders' Equity         159,187          130,075







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